Exhibit 99.1

Ocean Power Technologies to Deploy PB40 PowerBuoy off New Jersey

Pennington, NJ – October 20, 2014 -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), announced today that the PB40 PowerBuoy fabricated for the WavePort Project has shipped from Santander, Spain to Bayonne, NJ with the intent to deploy off the coast of New Jersey in the first quarter of 2015. The PowerBuoy is expected to arrive around mid-November and having been disassembled for transport, will require re-assembly, final checkout and permits before deployment. The PowerBuoy was fabricated with partial funding and support provided under the European Commission’s 7th Framework Programme and, after evaluation of several sites, New Jersey was selected as the best location for deployment. Final assembly and checkout was completed in Spain, ownership transferred to OPT per the contract and the buoy departed Santander on October 7.

David Keller, Interim CEO of OPT, stated “We thank the EC and members of the WavePort Consortium, specifically, ISRI, WavEC, DeGima SA, Fugro Oceanor AS and the University of Exeter for their support in advancing this important project. We intend to deploy and ocean test the PB40 as quickly as possible in order to achieve the original WavePort project objectives to demonstrate performance of a large scale wave energy converter.”

Mr. Keller continued, “We continue to believe that ocean trials are the most effective means of demonstrating the current state of technology and to provide the critical operating data to guide further product improvements. Due to the shared technology with our smaller scale autonomous buoys, the testing of the PB40 also enables us to more rapidly execute our strategic shift to capitalize on the growing market for offshore data collection and transmission that require off grid power production at smaller scale.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies, Inc. (Nasdaq:OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a long track record in the advancement of wave energy with a proprietary PowerBuoy® system based on modular, ocean-going buoys that capture and convert predictable wave energy into electricity and has conducted periodic ocean testing since 1997.

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Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Ocean Power Technologies, Inc. Mark A. Featherstone, Chief Financial Officer	Telephone: +1 609 730 0400